Exhibit 99.1

Xoom Announces Appointment of Tom Killalea to Board of Directors and Resignation of Keith Rabois

SAN FRANCISCO, Calif., March 27, 2015 – Xoom Corporation (NASDAQ: XOOM), a leading digital money transfer provider, today announced the appointment of Tom Killalea to its Board of Directors, effective immediately. Mr. Killalea will join as an independent board member. Xoom also announced that Keith Rabois has resigned from the board of directors effective following the Company’s annual meeting, currently scheduled to be held on May 28, 2015.

“Tom’s deep curiosity, insightful approach to complex business problems, and extensive product, technology, and security experience uniquely position him to bring a fresh perspective to the business, and I am delighted to welcome him to our Board of Directors,” said John Kunze, president and chief executive officer, Xoom. “On behalf of the entire Xoom team, I would also like to thank Keith for his eleven years of service as a director at Xoom. He has been here since the beginning, and it was his invaluable counsel and entrepreneurial spirit that helped make Xoom what it is today.”

Mr. Killalea spent sixteen years at Amazon, where he was Amazon’s first chief information security officer and led the infrastructure and distributed systems team, which later became an important part of the AWS platform. While there, he also led the product development and engineering teams for the Kindle Content Ecosystem, where he advanced the Kindle reading experience by creating innovative features such as X-Ray and Popular Highlights, and built the AmazonPublishing technology platform.

Mr. Killalea is advising several private companies at present, including ORRECO, which provides bioinformatics to world class athletes, Profitero, which delivers global ecommerce intelligence for brands and retailers, and Satellogic, which is building commercial-grade, affordable earth observation. He graduated from Trinity College in Dublin, Ireland with a Bachelors in Computer Science and he also holds a Bachelors in Education from the National University of Ireland.

“In Xoom, I see a company that is using transformative innovation to do well while doing good,” said Mr. Killalea. “It connects people across borders, strengthens those connections in ways that really matter to recipients in need, and as it rolls out Bill Pay, it will enable senders to assume responsibility for specific financial obligations.”

About Xoom

Xoom is a leading digital money transfer provider that enables consumers to send money to and pay bills for family and friends around the world in a secure, fast and cost-effective way, using their mobile phone, tablet or computer. During the 12 months ended December 31, 2014, Xoom’s more than 1.2 million active customers sent approximately $6.9 billion with Xoom. The company is headquartered in San Francisco and can be found online at www.xoom.com.

(Xoom-f)

Contacts:

Sharrifah Al-Salem, CFA

Director of Investor Relations

415-660-1256

IR@xoom.com